Exhibit 10.1

Equity Joint Venture Agreement

for the establishment of

AVAR (China) BioTherapeutics Ltd.

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Table of Contents

Chapter I The Parties	3

Chapter II Establishment of Joint Venture	3

Chapter III Purpose, Business Scope and Size	4

Chapter IV Aggregate Investment and Registered Capital	4

Chapter V Contribution Proportion and Deadline of the Parties	4

Chapter VI Responsibilities of the Parties	5

Chapter VII Confidentiality	5

Chapter VIII Board of Directors	5

Chapter IX Supervisors	6

Chapter X Operation and Management	6

Chapter XI Labor Management	7

Chapter XII Insurance	7

Chapter XIII Finance, Accounting, Taxation, Foreign Exchange and Profit Distribution	7

Chapter XIV Amendment, Addition, Change and Termination of Contract	8

Chapter XV Duration, Termination and Liquidation	8

Chapter XVI Liabilities for Breach of Contract	9

Chapter XVII Force Majeure	9

Chapter XVIII Applicable Law and Dispute Settlement	10

Chapter XIX Supplementary Provisions	10

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THIS EQUITY JOINT VENTURE AGREEMENT (the “Agreement”) IS MADE AS OF THIS DAY OF OCTOBER 23, 2018 (the “Effective Date”), BY AND BETWEEN THE FOLLOWING PARTIES:

Avactis Biosciences, Inc., a corporation duly incorporated and existing under the laws of the State of Nevada and a wholly-owned subsidiary of Avalon GloboCare Corp. with its registration address at 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728, USA (hereinafter referred to as Party A), and

Arbele Limited, a limited liability company duly incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“PRC”) with its registration address at Unit 522, Biotech Center 2, 11 Science Park West Avenue, Shatin, N.T., Hong Kong, PRC (hereinafter referred to as Party B).

The abovementioned Party A and Party B are referred to as “the Party” individually and “the Parties” collectively hereafter.

After friendly negotiation conducted in accordance with the principals of equality and mutual benefit as outlined in the LETTER OF INTENT dated JULY 30, 2018 (Exhibit A), Party A and Party B, have agreed to establish a Sino-foreign equity joint venture — AVAR (China) BioTherapeutics Ltd. (hereinafter referred to as “Joint Venture”) in [city], [province] Province, PRC in accordance with the Law of the PRC on Sino-Foreign Equity Joint Ventures, the Joint Venture Law of the People’s Republic of China and other relevant laws and regulations, and the provision of this Joint Venture Contract.

Chapter I The Parties

Article 1 The Parties to this Contract are:

Party A:	Avactis Biosciences, Inc., a subsidiary wholly owned by Avalon GloboCare Corp.
Registered at:	4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728
Contact address:	4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728
Telephone:	☐

Party B:	Arbele Limited
Registered at:	Unit 522, Biotech Center 2, 11 Science Park West Avenue, Shatin, N.T., Hong Kong, PRC
Contact address:	Unit 522, Biotech Center 2, 11 Science Park West Avenue, Shatin, N.T., Hong Kong, PRC
Telephone:	[+852-36203002 ]

Chapter II           Establishment of Joint Venture

Article 2         The name of the Joint Venture shall be “[TBD]” in Chinese and “AVAR (China) BioTherapeutics Ltd.” in English. The legal address of the Joint Venture shall be [ TBD ].

Article 3        The Joint Venture shall be organized as a limited liability Joint Venture liable for all its debts only with its own property and assets. The liability of each Party shall be limited to the amount of the registered capital subscribed to by it. The rights and interests as well as risks shall be share by the Parties according to the respective percentages of their investments in the registered capital of the Joint Venture.

The Joint Venture shall be a legal person under the laws of the PRC, it shall observe the laws and regulations of the PRC and all of its activities shall be fully protected in accordance with the laws, regulations of the PRC. The Joint Venture shall independently undertake full civil responsibilities as an enterprise entity.

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Chapter III Purpose and Business Scope

Article 4        The purpose and business scope of the Joint Venture is to research, develop, produce, sell, distribute and generally commercialize CAR-T/CAR-NK/TCR-T/universal cellular immunotherapy in the PRC as more fully described in Appendix A.

Article 5         Intentionally left blank.

Chapter IV Total Investment and Registered Capital

Article 6         Section 6.1 The total investment of the Joint Venture shall be USD $16.66 million .

Section 6.2 The registered capital of the Joint Venture shall be not less than 5,000,000 RMB.

Article 7        The registered capital of the Joint Venture shall not be reduced as long as the Joint Venture exists. However, if reduction is truly needed because of changes concerning total investment, production and operation size, and others, reduction may be made and must be approved by the approving authority.

Chapter V Contribution Proportion and the Timetable

Article 8         The contribution amount and proportion of the Parties are:

1.	Party A shall contribute USD $10 million (or equivalent RMB) in cash and/or services as outlined in Article 13, representing sixty percent (60%) of the total investment of the Joint Venture, which shall be contributed in tranches based on milestones to be determined by the Joint Venture and Party A in writing subject to Party A’s cash reserves; and

2.	Within 30 days, Party B shall make contribution of USD 6.66 million in the form of entering into a License Agreement with the Joint Venture granting the Joint Venture with an exclusive right and license in the PRC for Party B’s technology and intellectual property pertaining to CAR-T/CAR-NK/TCR-T/universal cellular immunotherapy technology and any additional technology developed in the future with terms and conditions to be mutually agreed upon by Party A and the Joint Venture and services as outlined in Article 14, representing forty percent (40%) of the total investment of the Joint Venture. In the event the Joint Venture develops additional intellectual property or technology (the “Joint Venture Intellectual Property”), the Joint Venture shall own such Joint Venture Intellectual Property. Party B will not be able to engage in any conflicting or competitive business to JV’s CAR-T/CAR-NK/TCR-T/universal cellular immunotherapy technologies in the PRC without the approval of Party A.

Article 9         The registered capital from Party A of not less than 5,000,000 RMB referenced in Section 6.2 shall be contributed by Party A as required by local regulations to provide initial working capital.

Article 10       Joint Venture is the legal owner of the assets contributed to the Joint Venture and enjoys the right to use the said capital contribution.

Article 11      Each Party may transfer all or any part of its interests in the Joint Venture, provided that it obtains the prior written consent of the other Party. When either of the Parties transfers all or any part interests in the Joint Venture, the other Party shall have a preemptive right to purchase the said interests under the same conditions. If either of the Parties transfers its equity of the Joint Venture to a third party, the transfer conditions shall be no more favorable than the conditions for transferring to the other shareholder.

Article 12       Intentionally Left Blank.

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Chapter VI Responsibilities of the Parties

Article 13       Party A shall be responsible for the followings:

1.	pay the registered capital referenced in Section 6.2 to the Joint Venture within six (6) days upon the registration of the Joint Venture;

2.	Pay the cash contributions referenced in Article 8 (1) as set forth therein.

3.	assist the Joint Venture in setting up its business operations and obtaining all required permits and licenses from the PRC;

4.	assist the Joint Venture in recruiting, hiring and retaining all Joint Venture personnel;

5.	provide the Joint Venture with access to various hospital networks in the PRC to assist in the testing and commercialization of the CAR-T/CAR-NK/TCR-T/universal cellular immunotherapy technology in the PRC;

6.	assist the Joint Venture in managing the Good Manufacturing Practices (GMP) facility and clinic to be developed by the Joint Venture;

7.	provide the Joint Venture with advice pertaining to conducting clinicals in the PRC; and

8.	be responsible to deal with other issues commissioned by the Joint Venture.

9.	Within 6 days of the signature of this agreement, Party A will pay to Party B $300,000 as a research and development fee with an additional two payments of $300,000 (for a total of $900,000) to be paidupon mutually agreed upon milestones.

Article 14       Party B shall be responsible for the followings:

1.	pay its contribution in accordance with provisions as outlined in Exhibit A hereof;

2.	No later than November 1, 2018, enter into a License Agreement with the Joint Venture under conditions and terms agreed upon by both Party B and the Joint Venture as set forth in Article (2);

3.	provide the Joint Venture with research and development expertise pertaining to clinical laboratory medicine when hired by the Joint Venture; and

4.	be responsible to deal with other issues commissioned by the Joint Venture.

Chapter VII Confidentiality

Article 15     The Parties shall maintain any trade secret or other undisclosed information (referred to as “Information” hereafter) of the other shareholder or its affiliate companies they know during the performance of this Contract in strict confidence, except any of the following circumstances:

1	The Information has been known to the public;

3.	The owner agrees to disclose the Information to the public; and

4.	The Information is required to be disclosed under the requirement of laws and regulations.

Chapter VIII Board of Directors

Article 16      The Board of Directors shall be the highest authority of the Joint Venture and shall decide all major issues of relating to the management of the business and affairs of the Joint Venture. The date on which the Joint Venture obtains its Business License shall be the date of establishment of the Board of Directors.

The Board of Directors shall consist of three (3) directors, of which two(2) directors shall be appointed by Party A who shall initially be David Jin, M.D., Ph.D and one other Director to be determined by Party A and agreed by Party B., one (1) director shall be appointed by Party B who shall initially be John Luk, Dr. Med.Sc., EMBA. The board of director shall have one (1) chairman, who shall be appointed by Party A who shall initially be Dr. Jin. The term of directors shall be three (3) years and may be renewed with the approval of the Party which appointed such Director. If any director is appointed and replaced, the Board of Director shall be notified in writing.

Article 17     The Chairman of the Board is the legal representative of the Joint Venture. In case that the Chairman is unable to perform his duties, the director appointed by Party B shall perform his duties temporarily.

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Article 18      Any transfer of the equity in the Joint Venture shall require a resolution adopted by unanimous affirmative vote, either written or in person, of all members of the Board.

Article 19      The powers, the holding and calling procedure, the method for conducting business and the voting procedure of the board meeting shall be subject to the Joint Venture’s articles of association.

Chapter IX Supervisors

Article 20      The Joint Venture shall have two (2) Supervisors one of which will be appointed by Party A who shall initially be Dr. Jin and one of which will be appointed by Party B who shall initially be Dr. Luk. The term of supervisors shall be three (3) years and may be renewed with the approval of the Party which appointed such Supervisor.

Article 21       The supervisors shall have the following powers:

1.	To inspect the financial affairs of the Joint Venture;

2.	To supervise the behavior of the Directors and the senior managements and propose to depose directors or senior officers who violate national statutes, administrative regulations, the articles of association or resolutions of the board meeting;

3.	To demand the director or senior management personnel to correct his/her conduct if such conduct has caused damages to the interests of the Joint Venture;

4.	To file law suit against the director or senior management personnel in accordance with the PRC Laws and Regulations; and

5.	Other matters as specified in the Articles of Association.

Chapter X Operation and Management

Article 22     The Joint Venture shall adopt a management organization consisting of one general manager, one deputy general manager, one chief financial officer and a number of senior officers. The general manger shall be nominated and appointed by the unanimous vote by the Board of Directors. The deputy general manager, chief financial officer and other senior officers shall be recommended by the general manager, shall be appointed by the Board of Directors, and shall be responsible for the general operation and management of the Joint Venture.

Article 23       If it is appointed by the Board of Directors, the chairman and directors may hold the office of general manger or other senior offices of the Joint Venture.

Article 24      The general manager shall report to the Board of Directors, shall execute resolutions made by the Board of Directors, shall exercise authorities and fulfill duties within the scope of authority granted by the Board of Directors, and shall organize and exercise the leadership in routine operation and business management of the Joint Venture. Personnel in charge of any subdivision of the Joint Venture shall fulfill their responsibility as assigned by the general manager and report their duty and performance to the general manager and the deputy general manager.

Article 25       The term of official authorities and other provisions for the general manager shall be prescribed by the articles of association. The general manager shall have the right to sit in on board meetings.

Article 26       In case the general manger or any one of senior offices commits an act of graft or serious dereliction of duty, they may be dismissed at any time upon the decision of the Board.

Article 27       The general manager shall submit accounting reports to the Parties according to the following schedule:

1.	The general manager shall, within the first (1) month of every fiscal year, develop and submit the accounting report unaudited of the last fiscal year; and within the first two (2) months of every fiscal year, develop and submit the accounting report audited of the last fiscal year; and

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2.	The general manager shall submit the accounting budget of the next year sixty (60) days ahead of the ending of every fiscal year.

Chapter XI Labor Management

Article 28      The employment, recruitment, dismissal and resignation of the employees of the Joint Venture and their salary, welfare, labor insurance, labor protection, labor discipline, reward and penalty and other matters shall be handled in accordance with the regulations of labor and social security of the PRC. The plan shall be researched and developed by the Board of Directors, the labor contract shall be executed by the Joint Venture with employees, and labor contract system shall be applied to all employees. Once a labor contract is executed, it shall be filed with local labor management department.

Article 29       The Joint Venture shall pay social insurances including, but not limited to, pension insurance, unemployment insurance, medical insurance, childbirth insurance, and industrial injury insurance for employees in accordance with relevant exiting laws and regulations of China.

Article 30       The employment, salary, social insurance, welfare, travel expenses and others for senior officers of the Joint Venture shall be discussed and determined by the Board of Directors.

Chapter XII Insurance

Article 31       All insurances of the Joint Venture shall be bought from insurers in China; and the selection of insurer, risk coverage, insured value, and period of coverage shall be discussed and determined by the board meeting in accordance with provisions of the insurer selected.

Chapter XIII Finance, Accounting, Taxation, Foreign Exchange and Profit Distribution

Article 32       The financial, accounting system of the Joint Venture shall be developed in accordance with relevant laws and regulations of financial and accounting systems of China based on the Joint Venture’s situations and shall be filed with local financial and taxation departments. The Joint Venture shall pay taxes in accordance with relevant laws and relations of China and employees of the Joint Venture shall pay individual income tax according to the Individual Income Tax Law of the People’s Republic of China.

Article 33       Calendar year system shall be adopted as the fiscal year of the Joint Venture, i.e. a fiscal year is from January 1 to December 31 of a calendar year. Any self made voucher, report and account book shall be written in simplified Chinese.

Article 34       The Joint Venture shall submit accounting reports to the Parties, local taxation department and financial department at specified time.

Article 35       The Parties shall have the right to employ auditors or delegate authorized personnel at its own expense to check the account books, documents and any other material related to the assets and daily operation of the Joint Venture at any time. The Joint Venture shall provide convenience if the said checking is made.

Article 36      Chinese certified public accountants shall be employed to audit the financial accounting report of the Joint Venture, and the auditor result shall be reported to the board of director and the general manager.

Article 37       Any issue relating to foreign exchange of the Joint Venture shall be handled subject to the Regulations on the Foreign Exchange System of the People’s Republic of China and relevant management methods.

Article 38       After the income tax is paid according to the law, the profits of the Joint Venture shall be distributed based on following principles:

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1.	Reserve fund, employees’ reward and welfare fund, and enterprise development fund shall be withdrawn with a proportion determined by the board of director;

2.	Except those for making up the loss of the Joint Venture, the reserve fund may be used to increase the capital of the Joint Venture for business expansion provided that it is approved by relevant authority in advance; and

3.	The distributable profits after the three funds are withdrawn as prescribed by item 1 of this article shall be distributed to Parties of the Joint Venture in proportion to their equity held after it is determined by the board of director for distribution.

Article 39       It is not allowed to distribute profits before losses of the Joint Venture in previous years are not made up.

Article 40       Profits in previous years that are not distributed can be accounted into the profit of current fiscal year for distribution.

Chapter XIV Amendment, Addition, Change and Termination of Contract

Article 41     Any amendment or addition to this Contract and its Appendix can be effective only after the Parties reach unanimity, execute written Contract and submit the Contract to the original approving authority for approval.

Article 42      In case it fails to perform the obligations hereunder, in whole or in part, due to force majeure, the Contract may be amended, changed or terminated provided that there are definite references and evidences, and such amendment, change and termination are passed unanimously by the board of director and approved by the original approving authority.

Chapter XV Duration, Termination and Liquidation

Article 43      The duration of joint venture shall be 20 (twenty) years, which is counted from the date when its business license is issued. In case the Parties agree to extend the duration of joint venture, written application shall be submitted to the original approving authority six months before the expiration of the duration of joint venture, and the duration can only be extended after being approved; meanwhile change application shall be submitted to the industrial and commercial authority. The dissolution of the Joint Venture shall automatically cause the License Agreement to terminate.

Article 44       The Contract may be terminated in advance in case the Parties deem it will serve the best interests of both parties to do so.

Article 45       In case the Joint Venture terminates the Contract in advance, it shall be passed unanimously by the Board of Directors and submitted to the original approving authority for approval.

Article 46       The Joint Venture may be dissolved under any of the following circumstances:

1.	The duration of the Joint Venture is expired;

2.	The Parties so agree unanimously;

3.	The Joint Venture suffers serious losses and can not keep operation;

4.	The Joint Venture can not keep operation for either or both of the Parties fail to perform obligations set forth in the Shareholder Contract and the articles of association;

5.	The Joint Venture can not keep operation due to serious losses caused by force majeure;

6.	The Joint Venture fails to achieve the operation purpose and there is no potential for the Joint Venture; and

7.	Other dissolution causes set forth in the Shareholder Contract and the articles of association emerge.

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If circumstances stated in item 2, 3, 5, 6 and 7 of the abovementioned article occur, the dissolution application shall be presented by the board of director and submitted to approving authority for approval; and if circumstance stated in item 4 occurs, application shall be presented by the party that performs the Contract and submitted to approving authority for approval.

Under the circumstance stated in item 4 of this article, the party that fails to perform the Shareholder Contract, the articles of association shall be liable to compensate the Joint Venture and the non-breaching party for losses incurred thereby; the non-breaching party shall have the right to apply to the approving authority for dissolving the Joint Venture according to the law.

Article 47      When the Joint Venture announces dissolution, liquidation shall be made. The Joint Venture shall set up a liquidation group in accordance with the Joint Venture Law to take charge of liquidation issues.

Article 48     The tasks for the liquidation group are to complete check the assets, claims and liabilities of the Joint Venture, compile balance sheet and assets list, put forward references for price fixing and calculation, develop liquidation plan, and execute the plan after it is passed by the board meeting.

Article 49       After the claims, liabilities of the Joint Venture are paid off by the liquidation group, the remaining assets shall be distributed to the Parties in proportion to the equity of Joint Venture held.

Article 50      On completion of the liquidation, the liquidation group shall submit a liquidation report to the original approving authority; and after it is passed by the board of director, formalities shall be gone through for nullifying registration in the industrial and commercial authority and business license shall be handed in, at the same time, an announcement shall be made to the public.

Article 51       Intentionally Left Blank.

Chapter XVI Liabilities for Breach of Contract

Article 52       In case this Contract can not be performed or can not be fully performed due to the breach of contract by one party, the breaching party shall take the liabilities for breach of contract; if both of the parties break the contract, each of the parties shall take relevant liabilities for breach of contract respectively based on practical situations.

Article 53      In case the Joint Venture fails to continue operation or achieve the business objective stated in the Contract due to either party does not perform obligations under the Contract and the articles of association, or violates provisions set forth in the Contract and the articles of associations, it shall be deemed that the breaching party terminates the Contract unilaterally.

Chapter XVII Force Majeure

Article 54      If any party fails to perform the Contract or fails to perform the Contract as per conditions agreed during joint venture due to direct impact produced by earthquake, typhoon, flood, fire, war or any other force majeure that is unforeseeable unavoidable and insurmountable, the party suffered force majeure shall notify the other party immediately and shall provide details of the force majeure as well as effective certification for reasons of failing to perform the Contract, in whole or in part, or requiring extension of performance period within fifteen (15) days, and the said certification shall be issued by a notary organ in the place where the force majeure occurs. Based on the degree of impact on the performance of Contract, whether the Contract is terminated, or the liability of performing a part of Contract is exempted, or the performance period is extended shall be determined by the Parties through consultation.

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Chapter XVIII Applicable Law and Dispute Settlement

Article 55       The formation of this Contract, its validity, interpretation, execution and settlement of any dispute arising hereunder shall be governed by the laws of the PRC.

Article 56      Any dispute arising from the execution of this Contract shall be settled by the parties through friendly negotiation. In the event the Parties are unable to resolve the dispute through negotiation, the dispute shall be submitted to the China International Economic and Trade Arbitration Committee (CIETAC) located in Beijing for arbitration in accordance with valid arbitration rules of CIETAC. The arbitration award shall be final and binding on the Parties.

Article 57      In the course of arbitration, this Contract shall be continuously performed by both Parties except the part of this Contract which is under arbitration, the Parties shall exercise rights and perform obligations stipulated by this Contract at a time and in a manner prescribed hereby.

Chapter XIX Supplementary Provisions

Article 58       Chinese language shall be the uniform language used in office affairs of the Joint Venture.

Article 59     Any issue not duly covered in this Contract shall be executed in accordance with provisions set forth in the Law of the PRC on Sino-Foreign Equity Joint Ventures, the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant laws and regulations; in addition, the parties may execute complementary Contract through friendly consultation as necessary and submit it to the approving authority for approval.

Article 60       The Appendix A and Exhibit A hereto are the indispensable part of this Contract and shall possess the same legal validity with this Contract.

Article 61       The Contract shall become effective upon the approval of the Ministry of Commerce of the PRC (or its authorized approving authority).

Article 62      In case of any notice delivered or sent by the Parties to the other by facsimile or e-mail involving the rights, obligations of the parties, a written letter shall be sent later for confirmation. The addresses listed in Article 1 hereof are the communication addresses of the Parties.

Article 63       This Contract is executed by the legal representatives (or duly authorized representatives) of the Parties on October [ ], 2018.

Article 64       This Contract is executed in ten counterparts, and each counterpart shall have the same legal validity. Each Party and the Joint Venture shall keep one original and the remaining shall be used for approval by, and registration and filing with relevant government departments and the industrial and commercial authority.

(This page is for the signature of the Shareholder Contract of AVAR (China) BioTherapeutics Ltd. only, with no text below)

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Party A: Avactis Biosciences, Inc., a wholly-owned subsidiary of Avalon GloboCare Corp.

Signature:	/s/David Jin
Name: David Jin, MD, PhD

Title: CEO

Party B: Arbele Limited

Signature:
Name: John M. Luk, Dr.Med.Sc., EMBA

Title: Chairman

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Appendix A

Joint Venture Purpose and Business Scope

[The Joint Venture is focused on the researching, developing, manufacturing, and commercializing cellular therapy, including (but not limited to) autologous CAR-T, CAR-NK, TCR-T, as well as allogeneic/universal cell-based immunotherapy for treating cancer patients in China with an initial focus on CD19 positive malignancies which shall include establishing a GMP-standard bio-manufacturing of proprietary CD19, CD22, and CD123 CAR-T biotherapeutics to support clinical studies of relapsed/refractory hematologic malignancies in China within two (2) years of the date hereof.

The Joint Venture shall be responsible for:

●	Developing, manufacturing and commercializing CAR-T/CAR-NK/TCR-T/universal cell-based immunotherapy in the PRC in full compliance with regulations in the PRC pertaining to cellular immunotherapy;

●	Developing at least one GMP clinical grade facility in Beijingand/or Nanjing, China (the “Joint Venture Facility”);

●	Developing cellular immunotherapeutics, including but not be limited to, generating, bio-manufacturing, standardizing, and bio-banking CAR-T/CAR-NK/TCR-T/universal cellular therapeutics;

●	Scaling up the manufacturing of cellular immunotherapeutics at the Joint Venture Facility;

●	Ensuring that the Joint Venture is in full compliance with all PRC regulations, as well as ready for FACT accreditation;

●	Recruiting scientists, engineers, clinicians, and management personnel to implement the scope and purpose of the Joint Venture;

●	Within one year from the date hereof, subject to obtaining regulatory approval, the Joint Venture shall produce its initial cellular therapeutics products and begin the first clinical trial in China, according to the 1-year workplan below and subject to regulatory requirements;

●	Subject to raising adequate working capital, paying an R&D fee of RMB [USD $900k equivalent] to Party B within 90 days of the signing date hereof;

●	Within three years from the signing date hereof, filing an application with the Hong Kong Stock Exchange or such other equivalent stock exchange subject to meeting such listing standards.]

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EXHIBIT A

LETTER OF INTENT

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Letter of Intent

AVALON GLOBOBAL CORP/ARBELE LIMITED

Strategic Partnership AGREEMENT

This Letter of Intent ("**LOI**") relates to a proposed Strategic Partnership Agreement ("**Agreement**") between Avalon GloboCare Corporation, a US public company listed in the NASDAQ, (OTCQB, AVCO, and its wholly owned subsidiaries, collectively "**AVALON**") and Arbele Limited, a Hong Kong company, (and its wholly owned subsidiaries and affiliates, collectively "**ARBELE**"), whereby the parties shall contribute certain assets, services, capital, and/or personnel into a collaboration between the parties (the "**Transaction**"). The purpose of the proposed Transaction is to form a joint venture company, AVAR (China) Biotherapeutics ("**JV**"), to develop, manufacture, and commercializing CAR-T immunotherapy for treating cancer patients in China.

Joint Venture	AVAR (China) Biotherapeutics ("JV"), is to be established in Beijing, China, no later than January 31, 2019. The intention of this agreement, is for the "Definitive Agreements" to be signed within 5 months of the signature of this LOI. The JV will immediately launch fund raising efforts for a total of $10 million to fund operations, research and development as outlined below.
AVALON	Avalon GloboCare Corp., together with its wholly owned subsidiaries, (collectively "**AVALON**") with a principal address at 4400 Route 9, Suite 310, Freehold, NJ 07728 and CEO as David Jin, M.D., Ph.D.
ARBELE	Arbele Limited, together with its wholly owned subsidiaries and affiliates, (collectively "**ARBELE**") with a principal address at Unit 522, Biotech Center 2, 11 Science Park West Ave., Shatin, N.T., Hong Kong and Founding Director as John Luk, Dr.Med.Sc.
JV Equity Structure	• AVALON 60% • ARBELE 40%
AVALON responsibilities	In exchange for its equity in JV, AVALON shall: - Pay ARBELE a non-refundable one-time fee of $100,000 for the exclusive right over a five -month period ("Exclusive Period") to finalize the Agreement. The Exclusive Period shall start from the date of full execution of this Term Sheet. - set up business operation and obtain all necessary permits and licenses from Chinese government - recruit, hire and retain JV personnel - provide JV the access to hospital networks in China to test and commercialize CAR-T immunotherapy in China - manage the GMP Clinical Grade facility - provide JV the knowhow from existing clinical experiences in China - Provide JV access to funding sources through its public company status
ARBELLE responsibilities	In exchange for its equity in JV, ARBELE shall: - grant JV an irrevocable right and license in *China* for ARBELE technology and intellectual property ("**ARBELE IP**") to make, have made, use, have used, offer for sale, sell, lease, rent, transfer, import, deliver and otherwise distribute or dispose, directly or indirectly, any products derived from and/or covered by ARBELE IP ("**Licensed Products**"), wherein ARBELE IP refers to *CD19 related CAR-T immunotherapy technology* developed by and in possession of ARBELE as of the Definitive Agreement signing date; - wherein JV and ARBELE shall share the ownership of all jointly developed technology and intellectual property ("**Collaboration IP**"), and wherein JV shall have the sole ownership in any technology and intellectual property developed exclusively by JV and not covered by any ARBELE IP ("**JV IP**"); and - provide R&D expertise assistance to JV in clinical laboratory medicine.

CONFIDENTIAL

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JV responsibilities	JV shall: - develop, manufacture and commercialize CAR-T immunotherapy in China, in full compliant to People's Republic of China regulation pertaining CAR-T immunotherapy, - complete a GMP clinical grade facility in Beijing, China ("**JV GMP Facility**") - develop, with assistance from ARBELE, CAR-T immune-therapeutics including, without limitation, generating, bio-manufacturing, standardizing, and bio-banking CAR-T immune-therapeutics - scale up the manufacturing of CART-T immune-therapeutics at JV GMP Facility. - provide the regulatory compliance supports and assistances, - Pay a research & development fee of $0.9 million to Arbele within 3 months of signing definitive agreements, subject to independent funding by the JV. Any IP developed as part of this fee will be the property of the JV and considered "Collaborative IP" - All "Collaborative IP" will be owned by the JV with 40% owned by ARBELLE and 60% owned by AVALON. Should AVALON OR ARBELLE, wish to commercialize, use, offer for sale directly or indirectly any product covered under the "Collaborative IP", the parties will negotiate in good faith a royalty and license fee, and - file application for listing on the Hong Kong Stock Exchange or other public markets within three (3) years from the Agreement signing date, subject to regulatory requirements.
Partnership Effort	JV is a joint venture company focused on researching, developing, manufacturing, and commercializing CAR-T immunotherapy for treating cancer patients in China. JV aims to bring two complementing business entities together to develop, manufacture, and commercialize CAR-T immunotherapy for treating patients with CD19 positive malignancies, and expanding to solid tumors, in China. David Jin, M.D., Ph.D., a leader in the business of clinical research and patient care in US and in China, and John Luk, Dr.Med.Sc., EMBA, a co-inventor of ARBELE IP, will jointly lead the JV's management and operation. JV will recruit scientists, engineers, clinicians, and management personnel to carry out the design, manufacture and commercialization of CAR-T immunotherapy for treating patients with CD19 positive malignancies with the initial focus on establishing a GMP-standard bio-manufacturing of proprietary CD19, CD22, AND CD123 CAR-T biotherapeutics to support clinical studies of refractory hematologic malignancies in China within two (2) years from the Definitive Agreement signing date. The partnership aims to produce the first therapeutic cell product and begin the first clinical trial within 12 months from the Agreement signing date, subject to regulatory environment and requirements.
Condition to Closing:	The Transaction shall be contingent on customary due diligence and review of current contracts and financial statements.
Subject to:	This term sheet is subject to the execution of legal documentation reasonably acceptable to all parties and completion of due diligence satisfactory to all parties.
Confidentiality:	All parties agree to keep the terms of this LOI confidential pursuant to the terms of the Non-Disclosure Agreement.

This is a binding term and sets forth the understanding of the two parties. Details and additional obligations will arise upon the signature of the definitive agreements.

CONFIDENTIAL

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Avalon GloboCare Corp.
a US Corporation
Address: 4400 Route 9, Suite 3100
Freehold, NJ 07728

CEO and President: David Jin, M.D., Ph.D.

By: ____________________

Name: DAVID JIN

Title: CEO

Date: JULY 30, 2018

Arbele Limited
a Hong Kong Company
Address: Unit 522, Biotech Center 2, 11 Science Park West Ave.,
Shatin, N.T., Hong Kong

President & Chairman: John Luk, Dr.Med.Sc., EMBA

By: ____________________

Name: JOHN LUK

Title: FOUNDER & PRESIDENT

Date: JULY 30, 2018

CONFIDENTIAL

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